EX-2.2

                             Supplemental Agreement
                                     For The
                            Exchange Of Common Stock
                               Dated April 6, 1999
                                     Between
                         SolutionNet International, Inc.
                                       And
                             SR Singapore, Pte., Ltd


THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

SUPPLEMENTAL AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

A SUPPLEMENTAL AGREEMENT made this 6th day of April, 1999 by and between SOLUTIONNET INTERNATIONAL, INC., a Minnesota corporation (hereinafter, called "ISSUER") and DENSMORE GROUP LIMITED (hereinafter, called "SHAREHOLDER"), which SHAREHOLDER own all of the issued and outstanding shares of SR SINGAPORE PTE, LTD, a Singapore corporation (hereinafter, called "SR SINGAPORE").

WHEREAS by an Agreement for the Exchange of Common Stock between the Issuer and the Shareholder (hereinafter called the "Principal Agreement") the respective parties have agreed to exchange the common stock of the Issuer for all the issued and outstanding shares of SR Singapore.

AND WEHREAS by the Article 8(ii) of the Principal Agreement, the Principal Agreement may be amended by agreement in writing between the parties.

THE PARTIES HERETO AGREE AS FOLLOWS:

     1. Whenever reference is made in the Principal Agreement to "SR SINGAPORE" such reference shall be construed to include a reference to an intermediate holding corporation of SR SINGAPORE such intermediate holding corporation being a corporation whose assets comprise of all the issued and outstanding shares of SR SINGAPORE.

     2. For the purpose of clarity only for the closing pursuant to Article 6(ii) of the Principal Agreement the same may be performed the SHAREHOLDER by delivery of

          a. All issued and outstanding shares of such intermediate holding corporation together with the duly completed and executed transfers in favor of the ISSUER;

          b. All the corporate records of such intermediate holding corporation; and

          c. All the issued and outstanding shares of SR SINGAPORE all such shares being registered in the name of such intermediate holding corporation.

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3.   This Supplemental Agreement shall be deemed to come into effect on April 6,
     1999.

IN WITNESS WHEREOF, the each of the undersigned has executed this Agreement:

DENSMORE GROUP LIMITED                  SOLUTIONNET INTERNATIONAL, INC.


--------------------------------        ----------------------------------------
Mr. V. Suresh as per approval of        Garrett K. Krause as per the approval of
the board of directors and              the board of directors and shareholders
shareholders